EXHIBIT 99

Code of Ethics
For Officers
Peoples National Bank
Peoples Financial Services Corp.

Our officers adhere to the ethical principles of business and believe that these standards of conduct emphasize the importance of our responsibilities to build a profitable ongoing enterprise that maintains the public’s trust and confidence. The Chief Executive Officer, Chief Operations and Financial Officer, Chief Credit Officer, Compliance Officer, Branch Administration Officer, and the Controller adhere to and advocate the following principles governing their professional and ethical conduct in the fulfillment of their responsibilities.

1.	All officers’ actions will be carried out with honesty and integrity, avoiding any conflicts of interest.
2.
All officers will foster fair, ethical and responsible practices in the use of corporate assets and resources. Each officer must refuse any commissions, special discounts, or other forms of compensation from agencies, attorneys, insurance and real estate agents, sales people, firms or others who offer such a gratuity for giving or referring business to them. Cash gifts in any amount are prohibited.

3.	Each officer must comply and cooperate promptly, honestly, and professionally with all regulatory agencies.
4.	Each officer is responsible to promptly and accurately complete and review all periodic reports filed with the SEC.
5.	Each officer’s actions are to be carried out in good faith with diligence and care.
6.
Each officer is entrusted with important confidential information about our business and the business of others. It is essential that all officers safeguard this information. Officers must never inappropriately discuss confidential information.

7.	By example, each officer is to foster honesty and integrity as core values to the corporation at large.
8.
Each officer must fully comply with bank policies. Any policy violation by an officer or any known policy violations by another officer must be reported to the Bank’s Board of Directors in writing. All officers have a responsibility to report any policy violation of any officer to the Board.